EXHIBIT 4.02
SHARES PURCHASE AND SALE AGREEMENT AND OTHER COVENANTS
entered into by and between
PERDIGÃO S.A.
SHAN BAN CHUN,
NATALI SHI WAI SHAN,
LEONARDO SHI LUNG SHAN,
WARREN SHI HOW SHAN,
and
ELEVA ALIMENTOS S.A.
Dated as of October 30, 2007
SHARES PURCHASE AND SALE AGREEMENT AND OTHER COVENANTS
This private instrument is entered into by and between the following parties, on the one side,-
(a) PERDIGÃO S.A., an open company, headquartered in the City of São Paulo, State of São Paulo, at Av. Escola Politécnica, 760, enrolled with the Corporate Taxpayer’s Registry (CNPJ) under No. 01.838.723/0001-27, by means of its undersigned legal representatives (hereinafter referred to as “Purchaser”); and, on the other side;-
(b) SHAN BAN CHUN, Brazilian naturalized citizen, divorced, industrial, resident and domiciled in the city of Porto Alegre, State of Rio Grande do Sul, at Avenida das Indústrias No. 720, bearer of the Identity Card (RG) No. 8003461178 SSP/RS and enrolled with the Individual Taxpayer’s Registry (CPF) under No. 001.518.660-15;-
(c) NATALI SHI WAI SHAN, Brazilian citizen, divorced, psychologist, resident and domiciled in the city of Porto Alegre, State of Rio Grande do Sul, at Avenida das Indústrias No. 720, bearer of the Identity Card (RG) No. 1033649961 SSP/RS and enrolled with the Individual Taxpayer’s Registry (CPF) under No. 882.314.530-91;-
(d) LEONARDO SHI LUNG SHAN, Brazilian citizen, single, business administrator, resident and domiciled in the city of Porto Alegre, State of Rio Grande do Sul, at Avenida das Indústrias No. 720, bearer of the Identity Card (RG) No. 5013604681 SSP/RS and enrolled with the Individual Taxpayer’s Registry (CPF) under No. 882.314.610-00;-
(e) WARREN SHI HOW SHAN, Brazilian citizen, single, business administrator, resident and domiciled in the city of Porto Alegre, State of Rio Grande do Sul, at Avenida das Indústrias No. 720, bearer of the Identity Card (RG) No. 1014964439 SSP/RS and enrolled with the Individual Taxpayer’s Registry (CPF) under No. 553.913.540-72 (the parties (b) through (e) being jointly hereinafter referred to as “Sellers”); and further, as intervening consenting party;-
(f) ELEVA ALIMENTOS S.A., an open company, headquartered in the city of Porto Alegre, State of Rio Grande do Sul, at Avenida das Indústrias No. 720, enrolled with the Corporate Taxpayer’s Registry (CNPJ) under No. 92.776.665/0001-00, by means of its undersigned legal representatives (hereinafter referred to as “Company”);
WHEREAS
WHEREAS-
(a) Company is dedicated to the exploitation of the Activities (as defined as follows), with its share capital represented by sixty four million eight hundred twenty nine thousand six hundred eight (64.829.608) ordinary, nominative, registered shares without face value, totally subscribed and paid-in;-
(b) Sellers, jointly, hold fifty million one hundred twenty four thousand one hundred forty three (50.124.143) shares, representing approximately seventy seven point thirty two per cent (77.32%) of the share capital of the Company;-
(c) the other shares of the Company are negotiated at the stock exchange;-
(d) Purchaser wishes to acquire from Sellers and Sellers wish to sell to Purchaser 45.98%of the shares held by Sellers in Company’s share capital; and-
(e) Purchaser and the Company undertake to call a shareholders extraordinary general meeting with the purpose to decide upon the Incorporation of Shares (as defined below) by means of which Sellers shall receive shares issued by Purchaser and Purchaser shall receive shares issued by the Company, pursuant to what is set forth herein.
THE PARTIES DECIDE to enter into this Purchase and Sale Agreement (as defined below), under the following clauses and conditions:-
CLAUSE I
DEFINITIONS
1.1 Definitions. The following capitalized terms shall have the meanings assigned to them below:-
“Share” or “Shares” means each or all, as the case may be, issued and outstanding shares of the Company.
“Affiliated” means, with respect to any Person, any other Person that, direct or indirectly, Controls the Person in question, be Controlled by it or under the common Control with it, the adjective thereof being interpreted accordingly.
“Activities” means the conduction, commercial exploitation or administration (as well as the ownership, direct or indirectly, of corporate interests in companies with as object the conduction, commercial exploitation or administration) of business, in Brazil, related to each of the activities set forth in the corporate object of the Company, under the terms of the Bylaws set forth in Attachment A hereto.
“Audit” means the legal, technical, accounting, fiscal, operational, financial audit of the applicable Party.
“Governmental Authority” means any bodies, departments, agencies or other authorities exercising executive, legislative, judicial, regulatory or administrative functions of governmental nature at the Federal, State and Municipal spheres in Brazil and, if applicable or relevant, in any other country with jurisdiction over the Company or over any of its assets or operations.
“Governmental Permit” means any consent, approval, authorization, waiver, permit, grant, concession, agreement, license, certificate, exemption, order, decree, judicial decision, injunction, registry, statement, enrollment, report or notice issued by any Governmental Authority.
“Brazil” means the Federative Republic of Brazil.
“CADE” has the meaning attributed to it in Clause 9.10.
“Mediation and Arbitration Chamber” has the meaning attributed to it in Clause 9.9.1.
“Company” has the meaning set forth in the Caput of this Purchase and Sale Agreement, including its respective Subsidiaries.
“Purchaser” has the meaning set forth in the Caput of this Purchase and Sale Agreement, including its respective Subsidiaries.

“Agreement” means any and all agreement, covenant, instrument, deed, commitment or covenant, written or oral, as the same may be amended or changed from time to time.
“Purchase and Sale Agreement” means this Shares Purchase and Sale Agreement and other Covenants, all its Attachments, including eventual changes, modifications or amendments that may be entered into from time to time.
“Relevant Agreements of the Company” has the meaning attributed to it in Clause 4.22(A).
“Relevant Agreements of Purchaser” has the meaning attributed to it in Clause 4.21(B).
“Control” (as well as the similar terms “Control”, “Controller”, “Controlled” or “under common Control”) means, with respect to any Person (i) the owner, direct or indirectly, of the majority (50% more one) of the voting shares, or (ii) the power to elect the majority of the administrators (executive board or board of directors), to direct the corporate activities or orient the functioning of the bodies of the Company, direct or indirectly, of fact, under the law or by means of an agreement or any other covenant.
“Ordinary Course of Business” For the purposes of this Purchase and Sale Agreement, an action shall be considered as carried out within the Ordinary Course of Business when such action is consistent with past practices executed of the respective company, is executed in the ordinary course of the daily operations and its execution do not require the approval by the board of directors of such company or the qualified majority of its partners, as the case may be. For all purposes of this Purchase and Sale Agreement it shall not be considered out of the Ordinary Course of Business of the Purchaser and the Company: the Primary Public Offer, the tag-Along Public Offer, the Incorporation of Shares and all other actions related to each of such events.
“SEC” means the Securities and Exchange Commission or the succeeding body.
“Date of the Final Closure of the Operation” has the meaning attributed to it in Clause 2.2.2.
“Date of the First Closure” has the meaning attributed to it in Clause 2.2.1.
“Third Party Demand” has the meaning attributed to it in Clause 7.7.
“Financial Statements of the Company” has the meaning attributed to it in Clause 4.12(A).
“Financial Statements of Purchaser” has the meaning attributed to it in Clause 4.12(B).
“Business Day” means any civil day, except Saturdays, Sundays or other days in which commercial banks in the City of São Paulo, State of São Paulo, and in the City of Porto Alegre, State of Rio Grande do Sul, are required or authorized to close according to the Law.
“Documents of the Operation” means this Purchase and Sale Agreement, the certificates set forth in the Purchase and Sale Agreement and each of its Attachments.
“Relevant Adverse Effect” means any act, fact, event, omission, effect or others that give rise, with respect to the applicable Person, to any cost, expense, disbursement, liability, contingency, demand, provision, impact, reduction (of value, equity, revenue or other), default or others in individual or aggregated value in a series of similar events, equal or higher than five million reais (R$ 5,000,000.00).
“Indemnifiable Event” has the meaning attributed to it in Clause 7.6.
“Final Closure of the Operation” has the meaning attributed to it in Clause 2.2.2.
“Bank Guarantee” has the meaning attributed to it in Clause 3.3.
“GAAP” means the accounting principles generally accepted in Brazil, applied consistently with the practices previously adopted.

“Encumbrance” means any mortgage, pledge, third party rights, demands, guarantee rights, burden, charges, statutory lien with or without reserve of domain, lease, sublease, licensing, usufruct, easement, agreement, condition, disseisin, vote exercise agreement, participation right, option, offer preemptive right, negotiation or acquisition or other constrictions or restrictions of any nature, what included, without limitation, Encumbrances constituted as a result of a contractual disposal. For the purposes of this Purchase and Sale Agreement, it shall not be considered as an Encumbrance over the shares the pledge constituted by the Sellers on behalf of Purchaser under the terms of Clause 6.3 below.
“Incorporation of Shares” means the process of incorporation of shares issues by the Company to be conducted and concluded under the terms of article 252 and other provisions applicable of Law 6.404/76, by means of which the Sellers and the other shareholders of the Company shall receive shares issued by the Company, observed what is set forth herein.
“IPCA” means the Amplified Consumer Price Index assessed and published by the Brazilian Institute of Geography and Statistics, in Brazil.
“Law 6.404/76” means the Law No. 6.404/76, as of December 15, 1976, as amended from time to time.
“Law” means all applicable provisions set forth in all (i) constitutions, treaties, legal rules, laws, codes, rules, regulations, administrative rules or resolutions from any Governmental Authorities; (ii) Governmental Permits; and (iii) warrants, provisional measures or injunctions, decisions, sentences and decrees issued by (or resultant from agreements executed with ) any Governmental Authorities; which are related to constitutional, civil, commercial, labor, fiscal, environmental, real estate, sanitary matters, among others.
“Notice of Indemnifiable Event” has the meaning attributed to it in Clause 7.6.1.
“Primary Public Offer” means the primary distribution public offer of shares issued by the Purchaser which, cannot, in any event, exceed the limit of forty million (40.000.000) shares to be issued by the Purchaser, to be carried out under the terms of the SEC Instruction No. 400, as of December 29, 2003, as amended from time to time.
“Tag-Along Public Offer” means the public offer for the acquisition of the shares held by the minority shareholders of the Company under the terms of article 254-A of Law 6.404/76 and the SEC Instruction No. 361, as of March 05, 2002, as amended from time to time.
“Party” means an integral part to this Purchase and Sale Agreement at any time.
“Indemnifiable Party” or “Indemnifiable Parties” has the meaning attributed to it in Clause 7.2.
“Indemnifiable Liabilities” or “Indemnifiable Liability” has the meaning attributed to it in Clause 7.2.
“Person” means any natural person or legal entity, company by shares or limited liability companies, association, joint stock company, companies without legal personality, governmental or regulatory bodies and its departments, investment funds and clubs, managed portfolios, pension funds, entities administrators of third party rights, condominiums, or any other person.
“Price” has the meaning attributed to it in Clause 3.1(a).
“First Closure” has the meaning attributed to it in Clause 2.2.1.
“Real”, “Reais” and “R$” means the currency of the Federative Republic of Brazil.
“Subsidiaries” means any legal entity in which the Company holds interest, direct or indirect, equal or higher than fifty per cent (50%) of the total or voting share capital or that otherwise has its results consolidated in the Financial Statements of the Company (severally, a “Subsidiary” and, jointly, the “Subsidiaries”).
“Tax” means any and all tributes, taxes, charges, contributions and compulsory payments, including those over or related to the revenue, property, sale, use, license, manufacturing, production, services provision, financial operations, payroll, social security, FGTS [Government Severance Indemnity Fund for Employees], whether withheld at source or not, as well as any other tributes, taxes, charges or similar contributions, including CPMF [Provisional Contribution on Financial Activities] (or any other contribution or Tax that may replace it), in addition to any interests, additions of monetary correction or penalties related therewith, and any other interests over such additions or penalties.
“Securities” means, with respect to any Person, ordinary shares, preferable shares and any other titles and securities issued by it, regardless of the name adopted or the existence or not of right to vote, including the securities convertible in shares or exchangeable by it, options, subscription bonus, preemptive rights or of any other nature for the acquisition, subscription or receipt of corporate interests issued by such Person, or, further, any other titles and securities which yield is determined, in whole or in part, based on the result, invoicing or other financial performance index of such Person.
“Sellers” has the meaning set forth in the Caput of this Purchase and Sale Agreement.
1.2. Generic Nature of the Expressions. All references herein to Clauses, Parts and Attachments shall be considered referenced to the clauses, parts and attachments to this Purchase and Sale Agreement, except if set forth otherwise therein. The expressions “inclusive”, “including” or “includes” and similar words introduce a non-mandatory enumeration. The definitions presented to the expressions in this instrument shall apply equally to the singular and to the plural.
1.3. Headings. The headings of the clauses herein are for reference only, being irrelevant to the interpretation or analysis of the tenor of this Purchase and Sale Agreement.
1.4. Severability. All provisions hereof shall be interpreted so that it is valid and in full force under the terms of the applicable law. In the event any provision herein is declared invalid, null, subject to annulment or unenforceable to the exact extent of its prohibition or unenforceability, without affecting the other terms of such provision or from other provisions set forth herein.
CLAUSE II
DISPOSAL AND TRANSFER OF SHARES; RELATED OPERATIONS
2.1. Purchase and Sale of Shares. Observed the terms and conditions of this Purchase and Sale Agreement, including the compliance (or waiver, by the applicable Party) of the conditions precedent set forth in Clauses 5.1 and 5.2 below, the Sellers, herein and hereby, irrevocably and unchangeably, undertake to sell and transfer to Purchaser, upon the payment of the Price, under the terms of Clause 3.2 below, and Purchaser undertakes to acquire from Sellers, irrevocably and unchangeably, on the Date of the First Closure, pursuant to what is set forth in Clause 2.3 below, a total of twenty three million one hundred seventy thousand one hundred fifty six (23.170.156) Shares issued by the Company, representative of 35.74% of the total share capital issued and outstanding of the company, free and clear from any Encumbrances, being:
(a)	18.430.969 Shares transferred by Shan Ban Chun;-

(b)	1.636.078 Shares transferred by Natali Shi Wan Shan;-

(c)	1.554.166 Shares transferred by Leonardo Shi Lung Shan; and-

(d)	1.548.943 Shares transferred by Warren Shi How Shan.

2.2 Closure. The First Closure and the Final Closure of the Operation shall take place, subject to the compliance with the conditions precedent set forth in Clauses 5.1 and 5.2 below (or its waiver by the applicable Party) and with the terms and conditions hereof, in two stages, as set forth in this Clause II, at the law firm Machado, Meyer, Sendacz e Opice Advogados, located at Av. Brig. Faria Lima, 3.144, 11º andar, in the City of São Paulo, State of São Paulo (or in any other place or date determined by the Parties).
2.2.1. The Closure of the purchase and sale of shares contracted in this instrument (“First Closure”) shall take place up to December 30, 2007 or three (03) Business Days after the settlement of the Primary Public Offer (considering, as such, the date of settlement of the base offer or, if the case may be, the date of settlement of the shares of the complementary lot), whichever is first, provided that all conditions precedent set forth in Clauses 5.1 and 5.2 below have been fully complied with or validly waived by the applicable Party (“Date of the First Closure”).
2.2.1.1. In the event the First Closure does not take place up to December 30, 2007, under the terms of Clause 2.2.1 above, the Party complying with its obligations under the terms hereof shall be exclusively entitled to (i)(a) if the Sellers, require the obligation of Bank Guarantee for the payment of the Price and transfer the Shares to Purchaser, so that this Purchase and Sale Agreement remains valid and in force in respect to the Parties, or, (b) if Purchaser, required the transfer of the Shares, pursuant to the deposit of the Price, so that this Purchase and Sale Agreement remains valid and in force in respect to the Parties; or (ii) rescind this Purchase and Sale Agreement and terminate the operations considered herein, under the terms of Clause 6.1(b) below, being owed to the Party complying with its obligations under the terms hereof, a termination an non-compensatory fine, under the terms of Clause 6.2.3 below.
2.2.2. The second closure set forth in this instrument (“Final Closure of the Operation”) shall take place, observed the schedule set forth in Attachment 2.2.2, primarily, up to February 29, 2008, on the date in which is concluded the Incorporation of Shares as set forth in Clause 2.4(a), provided that all conditions precedent set forth in Clauses 5.1 and 5.2 below have been fully complied with or validly waived by the applicable Party (“Date of the Final Closure of the Operation”). The Parties undertake to call the meetings of Purchaser and the Company needed to implement the Incorporation of Shares, immediately after the conclusion of the Tag-Along Offer.
2.3. Acts and Procedure of the First Closure. Observed the terms and conditions of this Purchase and Sale Agreement, the Parties shall perform the following acts on the Date of the First Closure:-
(a) Sellers shall transfer the Shares to Purchaser, pursuant to what is set forth in Clause 2.1 above, pursuant to the execution of the shares transfer deed before the registering institution of the Company evidencing the transfer by Sellers of such Shares on behalf of Purchaser.
(b) Purchaser shall pay Sellers the Price, by means of wire transfer of immediately available funds (TED) in the amount and to the account(s) of Sellers informed to Purchaser in writing up to December 15, 2007; and-
(c) the other Documents of the Operation needed to formalize the First Closure shall be executed by the respective signatories.
2.3.1. Obligations to Deliver Documents by the Company and Sellers in the First Closure. Observed the terms and conditions hereof, the Company and the Sellers shall deliver to Purchaser, on the Date of the First Closure, the following documents:-

(a) Shares transfer deed under the terms of Clause 2.3(a) above, duly executed by the Sellers;-
(b) an original copy of the extraordinary general meeting of the Company approving the Incorporation of Shares, subject to the implementation and conclusion of the Tag-Along Public Offer;-
(c) a certificate duly executed by the Sellers attesting that all obligations of Sellers set forth in Clause VIII were fully complied with; and
(d) evidence that the Company and the Sellers are authorized to sign the other Documents of the Operation from which they are signatories.
2.3.2. Obligations to Deliver Documents by the Purchaser in the First Closure. Observed the terms and conditions hereof, Purchaser shall deliver to Sellers, on the Date of the First Closure, the following documents:-
(a) evidence of payment of the Price to Sellers;-
(b) an original copy of the extraordinary general meeting of Purchaser approving, in a first or second call, the Incorporation of Shares, subject to the implementation and conclusion of the Tag-Along Public Offer;-
(c) a certificate duly executed by the legal representatives of Purchaser attesting that all obligations of the Purchaser set forth in Clause VIII were fully complied with; and
(d) evidence that the Purchaser is authorized to sign the other Documents of the Operation from which it is a signatory.
2.3.3. Events on the First Closure. All acts and events indicated in Clauses 2.3, 2.3.1 and 2.3.2 above shall be considered as being carried out simultaneously, being certain that no act shall be considered effectively carried out up to all stages of the First Closure have been concluded, under the form and tenor reasonably satisfactory to Purchaser and Sellers, as well as their respective attorneys.
2.4. Acts and Procedure of the Final Closure of the Operation. Observed the terms and conditions of this Purchase and Sale Agreement, the Parties shall perform the following acts on the Date of the Final Closure of the Operation:-
(a) Purchaser and the Company shall conclude the process of Incorporation of Shares pursuant to the performance of a general meeting of Purchaser with the purpose of approving, in a first or second call, the definite value of the capital increase in view of the number of chaser of the Company remaining after the settlement of the Tag-Along Public Offer and the subscription of the shares of Purchaser by the administrators of the Company on behalf of the Sellers and other shareholders of the Company;-
(b) Purchaser shall deliver to Sellers evidence of the issuance of the shares of Purchaser described in Clause 2.4(a) on behalf of the Sellers and other shareholders of the Company, free and clear from any Encumbrances, pursuant to the receipt of extract issued by the registering institution of Purchaser evidencing the credit of such shares on behalf of the Sellers and the other shareholders of the Company; and-
(c) the other Documents of the Operation needed shall be executed by the respective signatories.
2.4.1. Observed what is set forth in Clause 2.4.2 below, on the Date of the Final Closure of the Operation, Purchaser shall issue and register on the name of the Sellers and the other shareholders of the Company, a total of twenty million (20.000.000) shares issued by Purchaser, from which fifteen million four hundred seventy three thousand three hundred forty nine (15.463.349) shares shall be issued and registered on behalf of the Sellers in the following proportion:-

(i)	12.300.500 shares of Purchaser on behalf of Mr. Shan Ban Chun;-

(ii)	1.091.889 shares of Purchaser on behalf of Mr. Natali Shi Wan Shan;-

(iii)	1.037.223 shares of Purchaser on behalf of Mr. Leonardo Shi Lung Shan; and-

(iv)	1.033.737 shares of Purchaser on behalf of Mr. Warren Shi How Shan.
2.4.2. Notwithstanding, the total number of shares set forth in Clause 2.4.1 above may vary, for more or less, in function of the result of the Tag-Along Public Offer.
2.4.3. Events on the Final Closure of the Operation. All acts and events indicated in Clause 2.4 above shall be considered as being performed simultaneously, being certain that no act shall be considered effectively carried out up to all stages of the Final Closure of the Operation have been concluded, under a form and tenor reasonably satisfactory to Purchaser and Sellers, as well as their respective attorneys.
2.5. Tag-Along Public Offer. Immediately after the execution of this Purchase and Sale Agreement (however in any event within the legal term for such) Purchaser shall provide for the registry before SEC of the Tag-Along Public Offer and under the terms of the minute of shares public offer notice set forth in Attachment 2.5 hereto. In this sense, the Parties, herein and hereby, acknowledge and agree, irrevocably and unchangeably, that (i) it shall be ensured to the minority shareholders of the Company equivalent treatment to the shareholders of the Sellers, under the same terms and conditions set forth in this Purchase and Sale Agreement, being certain that, in compliance with the SEC Regulations, the list of exchange of the Incorporation of Shares shall be considered for the purposes of price to be offered at the Tag-Along Public Offer, and (ii) the Tag-Along Public Offer shall be carried out as soon as the register before SEC is obtained.
2.6. Primary Public Offer. Immediately after the execution of this Purchase and Sale Agreement, Purchaser shall provide the registry of the Primary Public Offer before SEC.
2.7. Incorporation of Shares. Immediately after the execution of this Purchase and Sale Agreement, once observed, by the Parties, the requirements set forth in Law 6.404/76 and in the SEC Instruction No. 319/99 for the incorporation of shares, (i) Purchaser shall call an extraordinary general meeting to be carried out as soon as possible, however always observing the legal terms applicable to the call, and (ii) Sellers shall cause the Company to call an extraordinary general meeting to be held as soon as possible, however always observing the legal terms applicable to the call, for the approval by the shareholders of Purchaser and by the shareholders of the Company, respectively, the Incorporation of Shares, subject to the implementation and conclusion of the Tag-Along Public Offer.
2.7.1. Observed the terms and conditions of this Purchase and Sale Agreement, the Sellers equally undertake, irrevocably and unchangeably, to take the steps set forth herein so that the Company considers and approves the incorporation of the other shares issued by the Company, pursuant to the procedure of Incorporation of Shares set forth in this Purchase and Sale Agreement, in such a way that Purchaser becomes the holder of all Shares issued by the Company, observed, equally, the terms and conditions of this Purchase and Sale Agreement. Purchaser, on its turn, undertakes, irrevocably and unchangeably, to take the steps set forth herein so that its shareholders consider and approve the Incorporation of Shares under the terms of this Purchase and Sale Agreement so that all Sellers receive one (1) share issued by the Purchaser to each 1.74308855 shares of the Company held by the Sellers, consequently Sellers shall receive fifteen million four hundred sixty three thousand three hundred forty nine (15.463.349) shares issued by Purchaser with a face value of forty five reais (R$ 45.00) each share of Purchaser, after the conclusion of the Incorporation of Shares.

CLAUSE III
PRICE AND PAYMENT OF THE SHARES
3.1. Price. In compensation to the sale of twenty three million one hundred seventy thousand one hundred fifty six (23.170.156) Shares representing 35.74% of the total share capital of the Company, Purchaser shall pay the value of R$ 25.8162443 per share, amounting to five hundred ninety eight million one hundred sixty six thousand four hundred thirteen reais (R$ 598,166,413.00), to be paid by Purchaser to the Sellers, in cash (“Price”).
3.2. Payment. The Price shall be paid by Purchaser to the Sellers, proportionally to the number of shares that each one of the Sellers transfer on the Date of the First Closure to the Purchaser, as set forth in Clause 2.2 above. The payment of the Price is not subject to the performance of the Primary Public Offer.
3.3. Bank Guarantee. As a guarantee of the payment by Purchaser to the Sellers of the Price, under the terms of Clause 3.2 above, regardless of the financial settlement of the Primary Public Offer, Purchaser shall constitute on behalf of the Sellers a bank guarantee, with a prime bank, in the amount of five hundred ninety eight million one hundred sixty six thousand four hundred thirteen reais (R$ 598,166,413.00), within ten (10) Business Days as of the date of execution of this Purchase and Sale Agreement (“Bank Guarantee”).
3.3.1. Notwithstanding what is set forth in Clause 3.3 above, the Bank Guarantee shall also guarantee the payment by Purchaser to Sellers of the termination and non-compensatory fine set forth in Clause 6.2.3 below.
3.3.2. The Bank Guarantee shall be immediately demandable by Sellers (i) in the amount of five hundred ninety eight million one hundred sixty six thousand four hundred thirteen reais (R$ 598,166,413.00), for the payment of the Price, in the event of the non-occurrence of the First Closure up to December 30, 2007, under the terms of Clause 2.2.1 above; or (ii) in the amount of one hundred sixty million reais (R$ 160,000,000.00) for the payment of the termination and non-compensatory fine set forth in Clause 6.2.3 below to the Sellers, in the event of failure to pay the fine by the Purchaser, in the events in which it is owed, within ten (10) Business Days as of the date of receipt by Purchaser of the notice of rescission forwarded by the Sellers.
3.3.3. The Bank Guarantee shall be valid and maintained by Purchaser on behalf of the Sellers up to the date (i) of payment of the Price by Purchaser; or (ii) payment of the Bank Guarantee on behalf of the Sellers, under the terms of Clause 3.3.2 above, whichever is first.
3.3.4. The costs and expenses for the constitution and maintenance of the Bank Guarantee shall be born 50% by Purchaser and 50% by the Sellers.
CLAUSE IV
REPRESENTATIONS AND WARRANTS FROM PURCHASER AND SELLERS
(A) Sellers, hereby, represents and warrants to Purchaser, with respect to the Sellers and the Company, what follows, and such representations and warrants are valid, true, complete and correct on this date and on the Date of the First Closure.
4.1. Powers and Authorization. Sellers and the legal representatives of the Company have the power and authority required to execute and comply with this Purchase and Sale Agreement and the other Documents of the Operation from which they are parties.
4.2. Valid and Binding Obligation. The Documents of the Operation constitute a valid and binding obligation in face of the Sellers and the Company, enforceable pursuant to its respective terms. The execution and the compliance with the Documents of the Operation are not subject to any previous authorization, approval or consents of any nature resultant from any clause or provision of any contract or Agreement from which it is a party or under the Law, process or judicial order or any other reason, which had not been obtained (except for the approvals related to the Tag-Along Public Offer and to the Incorporation of Shares, and for the approval by CADE).
4.3. Breach. The execution and compliance with the Documents of the Operation do not breach any provision of Law or any Agreement from which the Sellers and the Company may be a party, nor will result (i) in the early termination of any obligation set forth in or in the termination of any of such Agreements, or (ii) in any encumbrance of any nature over any of its assets or goods (including, without limitation, over the Shares), except for what is set forth in Attachment 4.3(A).
4.4. Organization, Good Standing and Ownership. The Company is an open company, duly organized, validly existent and in good standing according to the laws of the Federative Republic of Brazil. Sellers are the owners and legal holders of fifty million one hundred twenty four thousand one hundred forty three (50.124.143) Shares issued by the Company, representing approximately seventy seven point thirty two per cent (77.32%) of the total share capital of the Company, free and clear from any and all Encumbrances. The Company does not hold interest, direct or indirectly, in the share capital of any other company, in Brazil or abroad, or holds any investment or participation in any other Person, as partner, shareholder or quotaholder, and has no Subsidiary, Affiliated or other company related to the Company, except fro what is set forth in Attachment 4.4(A).
4.5. Share Capital. The share capital of the Company is of four hundred forty one million four hundred thousand reais (R$ 441,400,000.00), divided into sixty four million eight hundred twenty nine thousand six hundred eight (64.829.608) ordinary, nominative, registered shares without face value, totally subscribed and paid-in. The Company does not have any other Security convertible or exchangeable into shares, issued or outstanding, as well as any subscription, option or other obligation of any kind (whether materialized or not in Securities) which bind the Company to issue shares of its capital or any other Securities convertible into shares or subject to acquisition of right to vote in the Company.
4.6. Shareholders’ Agreement. There is no shareholders’ agreement (or other similar agreement restricting or governing, among other things, the right to vote or the right to dispose of the shares of the Company), that binds, direct or indirectly, the shares of the Company, or restricts the exercise of the right to vote with respect to such Shares, regardless of being filed at the headquarters of the Company.
4.7. Litigation. Except for what is set forth in Attachment 4.7(A), there is no lawsuit, administrative procedure, arbitral court, inquiry or any other kind of investigation pending or threatened against the Company of civil, commercial, bankruptcy, corporate, real estate, environmental or other nature that, severally or in the aggregate of a series of actions on the same theme, which value involved is superior to one million reais (R$ 1,000,000.00).
4.8. Business with Related Parties. Except for what is set forth in Attachment 4.8(A), there is no Agreement, contract or covenant currently in force by and between, on the one side, the Company and, on the other side, any of the Sellers, their spouses, first degree or up to third degree relatives, Affiliated, or companies Controlled, direct or indirectly, by any of such Persons.
4.9. Business Assets. Except for what is set forth in Attachment 4.9(A), the Company is the legal owner of all assets, goods and rights required or desirable to the conduction of its business, and such assets, goods and rights are free and clear from any Encumbrances and are being kept in good state of preservation, functioning and operation, natural tear and wear excepted, being adequate to the purposes to which they are intended. The Company holds the ownership and the right to use all assets leased with respect to the operation of its business under the terms of valid and enforceable lease agreements.
4.10. Insurances. As set forth in Attachment 4.10(A), the Company has insurance policies which provide coverage to ensure the Company and its assets against the usual risks of its activities. All relevant terms, obligations and provisions of each of such policies are being observed, all premiums owed were paid and no notice of cancellation with respect to such policies was received by the Company.
4.11. Conduction of the Business. As of the date of the Financial Statements of the Company, it developed and conducted its activities strictly in the Ordinary Course of Business and regularly and at no time (i) suffered any relevant change in its financial, legal, economic or commercial status; (ii) undertook to assume, or assumed any liability for any obligation, except those incurred in the Ordinary Course of Business; (iii) increased or undertook to increase significantly the level of compensation or benefits, whether related or not to salaries, attributed to any of its administrators, officers or employees, except for what is set forth in Attachment 4.11(A)(a), (iv) sold, transferred or undertook to sell or transfer any of its assets or goods, except in the Ordinary Course of Business and except for what is set forth in Attachment 4.11(A)(b); or (v) had any of its assets used in its activities destroyed or substantially damaged; except in the Ordinary Course of Business.
4.12. Financial Statements. The Financial Statements of the Company, attached hereto as Attachment 4.12(A) (“Financial Statements of the Company”) (i) are complete, correct and true in all aspects, (ii) were based on the books and records of the Company and prepared in accordance to the GAAP, applied consistently, and (iii) the balance statement included in the Financial Statements of the Company reflects correctly the financial situation of the Company in the applicable period.
4.13. Books and Records. The accounting and fiscal books and other financial and commercial records of the Company are complete and correct in all aspects, were and are kept in compliance with the applicable Laws and with the proper commercial, accounting, fiscal and corporate practices, including with respect to the maintenance of a system of intern controls, and reflect properly all business, expenses, revenues, assets and liabilities of the Company.
4.14. Absence of Liability not Disclosed. Except for (i) the disclosures set forth in the Financial Statements of the Company, and (ii) liabilities and obligations contracted and incurred by the Company, after the date of the respective Financial Statements of the Company, in the Ordinary Course of Business and listed in Attachment 4.14(A), the Company has no liability or obligations, of whatever nature, accrued or not, contingent or of any other nature. The reserves set forth in the Financial Statements of the Company are proper and were calculated consistently with the past practices and current operations of the Company, except for what is set forth in Attachment 4.7(A).
4.15. Compliance with Laws. The Company complied and complies, timely and in all aspects, with all Laws from any Governmental Authority or arbitral court affecting the business, goods or assets of the Company, except for eventual noncompliance that, severally or in the aggregate, do not generate a Relevant Adverse Effect to the Company. No notice, charge, plead, action or claim was received by the Company or was registered, filed or, to the knowledge of the Sellers, is imminent against the Company pleading a breach to such Laws that may give rise to a Relevant Adverse Effect to the Company and not disclosed to Purchaser.
4.16. No Credits. Sellers represent that they received all rights and credits that could be claimed against the Company, resultant from the condition of partners or administrators of the Company, except for the credits set forth in Attachment 4.8(A).
4.17. Licenses, etc. Except for what is set forth in Attachment 4.17(A) or by eventual licenses which absence do not give rise to a Relevant Adverse Effect to the Company, it holds the Governmental Permits necessary, required or desirable to conduct and develop its Activities as such Activities are currently carried out.
4.18. Labor Matters.
(a) Except for what is set forth in Attachment 4.18(A)(a), the Company is not a party to any labor complaint (of individual or class nature) which value involved is superior to one million reais (R$ 1,000,000.00) and there is no labor complaint pending or threatened.
(b) Except for what is set forth in Attachment 4.18(A)(b), there is no plan, benefit, incentive or other special conditions (including health insurance, life insurance, pension plan and financings) to the administrators, officers or employees of the Company.
(c) Attachment 4.18(A)(c) lists all administrators, officers and employees of the Company.
(d) Attachment 4.18(A)(c) lists all third parties providing services to the Company and the Company takes all measures necessary, required or desirable to hinder the constitution of labor relationship between them and such service providers.
(e) Except for what is set forth in Attachment 4.31(A) and Attachment 4.11(A)(a), and except if in the Ordinary Course of Business by the Company, the execution of this Purchase and Sale Agreement and the conclusion of the operations set forth herein shall not give rise to an additional payment or increase of compensation to any employee, administrator or officer of the Company.
(f) There are no strikes, slowdowns or stoppages or pickets in course, or, to the knowledge of the Company and the Sellers, threatened against the Company.
(g) Company’s employees are duly registered according to the demands of the labor and pension laws and the records of the Company are in compliance with such Laws, except for what is set forth in Attachment 4.18(A)(g). The salaries, amounts, charges, benefits, contributions, compensations related to the labor in extraordinary hours, including the collections owed with respect to the Government Severance Indemnity Fund for Employees and the National Institute of Social Security to the (or with respect to the) administrators, managers, employees and associates under the terms of the agreements (including labor agreements or collective conventions) and the labor and pension Laws and orders were and are being regularly and timely paid or collected.
4.19. Fiscal Matters. All Tax returns of the Company were delivered to the proper public authorities on the due dates. All Taxes owed by the Company, included or not in such statements, were paid on the due dates, except if the payment of such Tax is being legally questioned by the Company. Attachment 4.19(A) lists all lawsuits, processes or administrative proceedings, inspections or fiscal inspections or inspections related to Taxes involving the Company which value involved is superior to one million reais (R$ 1,000,000.00).
4.20. Consumer. Company complies with the Laws related to consumer’s rights. Company is not a party to any lawsuit, administrative proceeding, arbitral court, inquiry or other kind of investigation in course or threatened against the Company related to such matter which value involved is superior to one million reais (R$ 1,000,000.00).
4.21. Obligations/Guarantees. Except for what is set forth in Attachment 4.21(A), the Company did not provided or received on its behalf any guarantee, real or personal, with respect to any obligation.
4.22. Agreements. Attachment 4.22(A) lists all Agreements from which the Company is a party which value involved is superior to five million reais (R$ 5,000,000.00) (severally or in the aggregate in a series of similar Agreements), or that are relevant to the conduction of the Activities as the same are currently conducted (“Relevant Agreements of the Company”). Each of the Relevant Agreements of the Company is in full force, is valid and enforceable against the Company and the other party to such Agreement, being certain that the operations set forth in this Purchase and Sale Agreement shall not give to right, to the other party to such Agreement, to the termination or indemnity. The Company complied with all relevant provisions of each of the Relevant Agreements of the Company.
4.23. Intellectual Property. The Company is the holder of all rights to use or use licenses regarding the Intellectual Property used in its Activities and listed in Attachment 4.23(A)(a). The Intellectual Property held or used by the Company is free and clear from any Encumbrances and is duly registered before the proper bodies and no service or procedures used by the Company breaches any Intellectual Property or any other right related therewith and there is no complaint resultant from a breach, misuse or misappropriation of any Intellectual Property. There is no restriction on the disclosure, use or transfer of such Intellectual Property (except for the standard provisions restricting the transfer of Intellectual Property of ownership of third parties pursuant to a license agreement). The conclusion of the transactions set forth in this Purchase and Sale Agreement shall not change, hinder or extinguish any Intellectual Property, nor the rights of the Company to use or enjoy it. The Company did not grant any similar license or right with respect to any of its Intellectual Properties. The Company did not breach is in breach with respect to any Intellectual Property right of a third party, nor breached nor misappropriated of such rights nor, otherwise, are in conflict with any such rights, except for what is set forth in Attachment 4.23(A)(b).
4.24. Registry of the Internet Address. The Company is the holder of the electronic addresses (domain) listed in Attachment 4.24(A), which are duly registered at NIC.br.
4.25. Net Working Capital. The Net Working Capital of the Company on the date of the Financial Statements of the Company is the one set forth in Attachment 4.12(A).
4.26. Debt. The Company acknowledges all debts registered on the date of the Financial Statements of the Company, as well as those set forth in Attachment 4.14(A).
4.27. Environmental Aspects:-
(a) Except for what is set forth in Attachment 4.17(A)(a) and due to and eventual defaults not giving rise to a Relevant Adverse Effect to the Company, the Company fully complies with the entire environmental Law.
(b) Except for what is set forth in Attachment 4.17(A)(b), the Company did not receive any notice, service of process or any other kind of communication (written or oral), whether from any Governmental Authority, group of citizens, employees or other nature, pleading that the Company is not fully complying with the Environmental Laws.
4.28. Bank Accounts. Attachment 4.28(A) lists all bank accounts currently maintained by the Company and all persons currently authorized to movement the same.

4.29. Stock. Company’s stock is of quality and quantity usable and subject to sell in the ordinary course of Company’s business, except fro eventual obsolete items or materials or with quality inferior to the quality standard of the Company, and such items were, to the extent required by the applicable GAAP, written-off or deducted at the Financial Statements of the Company, except as set forth in Attachment 4.29(A).
4.30. Discounts. Except if in the ordinary course of the business or as set forth in Attachment 4.30(A), the Company did not executed, nor undertook to execute, any written or oral Agreement by means of which the Company is or would by obliged to offer any abatement, discount, promotional reduction or similar to its clients or suppliers.
4.31. Fees Payable. Except for what is set forth in Attachment 4.31(A) and Attachment 4.11(A), the Company is not obliged to pay any fee or other form of compensation or commission to any person, advisor, attorney, employee, administrator or officer of the Company, as a result of the conclusion of the operations set forth in this Purchase and Sale Agreement.
4.32. Disclosure. There is no fact, act, circumstance or information known by the Sellers on this date that may give rise to a Relevant Adverse Effect to the Company (including, without limitation, avian influenza or tampered milk), not disclosed to the Purchaser, including, without limitation, related to its respective assets, liabilities, business, results or situation in which, if disclosed to Purchaser, could, relevantly, influence the decision of Purchaser to conclude the purchase and sale of shares object hereof under the terms agreed upon herein. None of the reports, documents, data, Financial Statements of the Company, certificates and other information supplied by or on behalf of the Company to Purchaser throughout the course of the Audit contained or contains any information of fact false, imprecise, incomplete or incorrect or omits any fact or information related to the Company that, if disclosed to Purchaser, could, relevantly, influence the decision of Purchaser to conclude the purchase and sale of shares object hereof, under the terms agreed upon herein.
4.33. Clients and Suppliers. As of the Date of the Financial Statements there was no relevant change to the relations between the Company and such clients or suppliers except if by the Ordinary Course of Business. The Company did not make and, to its knowledge, no third party made on its behalf, order or benefit, any illegal or undue payment or provided any gift, benefit or other incentive to any supplier or client or employee of such supplier or client to induce such supplier to sell or such client to purchase any product of the Company.
4.34. Power of Attorneys. The Company did not grant powers, by means or public or private power of attorney, of any kind, to any Person, except for the power of attorneys listed in Attachment 4.34(A) (excluding, for the purposes of this Clause, powers of attorney ad judicia granted to attorneys).
(B) Purchaser, hereby, represents and warrants to Sellers, with respect to the Purchaser, what follows, and such representations and warrants are valid, true, complete and correct on this date and on the Date of the First Closure.
4.1 Powers and Permits. The legal representatives of Purchaser have the power and the authority required to the execution and the compliance with this Purchase and Sale Agreement and the other Documents of the Operation from which Purchaser is a party.
4.2. Valid and Binding Obligation. The Documents of the Operation constitute a valid and binding obligation in face of the Purchaser, enforceable pursuant to its respective terms. The execution and the compliance with the Documents of the Operation are not subject to any previous authorization, approval or consents of any nature resultant from any clause or provision of any contract or Agreement from which it is a party or under the Law, process or judicial order or any other reason, which had not been obtained (except for the approvals related to the Tag-Along Public Offer and to the Incorporation of Shares, and for the approval by CADE).
4.3. Breach. The execution and compliance with the Documents of the Operation do not breach any provision of Law or any Agreement from which the Purchaser may be a party, nor will result (i) in the early termination of any obligation set forth in or in the termination of any of such Agreements, or (ii) in any encumbrance of any nature over any of its assets or goods.
4.4. Organization, Good Standing and Ownership. Purchaser is an open company, duly organized, validly existent and in good standing according to the laws of the Federative Republic of Brazil. Purchaser does not hold interest, direct or indirectly, in the share capital of any other company, in Brazil or abroad, or holds any investment or participation in any other Person, as partner, shareholder or quotaholder, and has no Subsidiary, Affiliated or other company related to the Company, except fro what is set forth in Attachment 4.4(B).
4.5. Share Capital. The share capital of Purchaser is of one billion six hundred million reais (R$ 1,600,000,000.00), divided into one hundred sixty five million nine hundred fifty seven thousand one hundred fifty two (165.957.152) ordinary, nominative, registered shares without face value, totally subscribed and paid-in. Except as set forth in Attachment 4.5(B), Purchaser does not have any other Security convertible or exchangeable into shares, issued or outstanding, as well as any subscription, option or other obligation of any kind (whether materialized or not in Securities) which bind the Purchaser to issue shares of its capital or any other Securities convertible into shares or subject to acquisition of right to vote in Purchaser.
4.6. Shareholders’ Agreement. Except for what is set forth in Attachment 4.6(B), there is no shareholders’ agreement (or other similar agreement restricting or governing, among other things, the right to vote or the right to dispose of the shares of Purchaser), that binds, direct or indirectly, the shares of Purchaser, or restricts the exercise of the right to vote with respect to such Shares, regardless of being filed at the headquarters of Purchaser.
4.7. Litigation. Except for what is set forth in Attachment 4.7(B), there is no lawsuit, administrative procedure, arbitral court, inquiry or any other kind of investigation pending or threatened against Purchaser, as the case may be, of civil, commercial, bankruptcy, corporate, real estate, environmental or other nature that, severally or in the aggregate of a series of actions on the same theme, which value involved is superior to one million reais (R$ 1,000,000.00).
4.8. Business with Related Parties. Except for what is set forth in Attachment 4.8(B), there is no Agreement, contract or covenant currently in force by and between, on the one side, the Purchaser and, on the other side, any of its shareholders, Affiliated, or companies Controlled, direct or indirectly, by any of such Persons.
4.9. Business Assets. Purchaser is the legal owner of all assets, goods and rights required or desirable to the conduction of its business, and such assets, goods and rights are free and clear from any Encumbrances and are being kept in good state of preservation, functioning and operation, natural tear and wear excepted, being adequate to the purposes to which they are intended. Purchaser holds the ownership and the right to use all assets leased with respect to the operation of its business under the terms of valid and enforceable lease agreements.

4.10. Insurances. Purchaser has insurance policies which provide coverage to ensure the Purchaser and its assets against the usual risks of its activities. All relevant terms, obligations and provisions of each of such policies are being observed, all premiums owed were paid and no notice of cancellation with respect to such policies was received by Purchaser.
4.11. Conduction of the Business. As of the date of the Financial Statements of Purchaser, it developed and conducted its activities strictly in the Ordinary Course of Business and regularly and at no time (i) suffered any relevant change in its financial, legal, economic or commercial status; (ii) undertook to assume, or assumed any liability for any obligation, except those incurred in the Ordinary Course of Business; (iii) sold, transferred or undertook to sell or transfer any of its assets or goods, except in the Ordinary Course of Business; (iv) had any of its assets used in its activities destroyed or substantially damaged; (v) increased or undertook to increase significantly the level of compensation or benefits, whether related or not to salaries, attributed to any of its administrators, officers or employees.
4.12. Financial Statements. The Financial Statements of Purchaser, attached hereto as Attachment 4.12(B) (“Financial Statements of Purchaser”) (i) are complete, correct and true in all aspects, (ii) were based on the books and records of Purchaser and prepared in accordance to the GAAP, applied consistently, and (iii) the balance statement included in the Financial Statements of Purchaser reflects correctly the financial situation of Purchaser in the applicable period.
4.13. Books and Records. The accounting and fiscal books and other financial and commercial records of Purchaser are complete and correct in all aspects, were and are kept in compliance with the applicable Laws and with the proper commercial, accounting, fiscal and corporate practices, including with respect to the maintenance of a system of intern controls, and reflect properly all business, expenses, revenues, assets and liabilities of Purchaser.
4.14. Absence of Liability not Disclosed. Except for (i) the disclosures set forth in the Financial Statements of Purchaser, and (ii) liabilities and obligations contracted and incurred by Purchaser, in the Ordinary Course of Business, Purchaser has no liability or obligations, of whatever nature, accrued or not, contingent or of any other nature. The reserves set forth in the Financial Statements of Purchaser are proper and were calculated consistently with the past practices and current operations of Purchaser.
4.15. Compliance with Laws. Purchaser complied and complies, timely and in all aspects, with all Laws from any Governmental Authority or arbitral court affecting the business, goods or assets of Purchaser, except for eventual noncompliance that, severally or in the aggregate, do not generate a Relevant Adverse Effect to Purchaser. No notice, charge, plead, action or claim was received by Purchaser or was registered, filed or, to the knowledge of Purchaser, is imminent against Purchaser pleading a breach to such Laws that may give rise to a Relevant Adverse Effect to Purchaser and not disclosed to the Sellers.
4.16. Licenses, etc. Purchaser holds the Governmental Permits necessary, required or desirable to conduct and develop its Activities as such Activities are currently carried out.
4.17. Labor Matters.
(a) Except for what is set forth in Attachment 4.17(B)(a), Purchaser is not a party to any labor complaint (of individual or class nature) which value involved is superior to one million reais (R$ 1,000,000.00) and there is no labor complaint pending or threatened.

(b) There are no strikes, slowdowns or stoppages or pickets in course, or, to the knowledge of Purchaser, threatened against the Purchaser.
(c) Purchaser’s employees are duly registered according to the demands of the labor and pension laws and the records of Purchaser are in compliance with such Laws. The salaries, amounts, charges, benefits, contributions, compensations related to the labor in extraordinary hours, including the collections owed with respect to the Government Severance Indemnity Fund for Employees and the National Institute of Social Security to the (or with respect to the) administrators, managers, employees and associates under the terms of the agreements (including labor agreements or collective conventions) and the labor and pension Laws and orders were and are being regularly and timely paid or collected.
(d) the execution of this Purchase and Sale Agreement and the conclusion of the operations set forth herein shall not give rise to additional payment or increase of compensation to any employee, administrator or officer of Purchaser.
4.18. Fiscal Matters. All Tax returns of Purchaser were delivered to the proper public authorities on the due dates. All Taxes owed by Purchaser, included or not in such statements, were paid on the due dates, except if the payment of such Tax is being legally questioned by Purchaser. Attachment 4.18(B) lists all lawsuits, processes or administrative proceedings, inspections or fiscal inspections or inspections related to Taxes involving Purchaser which value involved is superior to one million reais (R$ 1,000,000.00).
4.19. Consumer. Company complies with the Laws related to consumer’s rights, except for eventual noncompliance not giving rise to a Relevant Adverse Effect to Purchaser. Company is not a party to any lawsuit, administrative proceeding, arbitral court, inquiry or other kind of investigation in course or threatened against Purchaser related to such matter which value involved is superior to one million reais (R$ 1,000,000.00).
4.20. Agreements. Attachment 4.20(B) lists all Agreements from which Purchaser is a party which value involved is superior to five million reais (R$ 5,000,000.00) (severally or in the aggregate in a series of similar Agreements), or that are relevant to the conduction of the Activities as the same are currently conducted (“Relevant Agreements of Purchaser”). Each of the Relevant Agreements of Purchaser is in full force, is valid and enforceable against Purchaser and the other party to such Agreement, being certain that the operations set forth in this Purchase and Sale Agreement shall not give to right, to the other party to such Agreement, to the termination or indemnity. Purchaser complied with all relevant provisions of each of the Relevant Agreements of Purchaser.
4.21. Intellectual Property. Purchaser is the holder of all rights to use or use licenses regarding the Intellectual Property used in its Activities and listed in Attachment 4.21(B). The Intellectual Property held or used by Purchaser is free and clear from any Encumbrances and is duly registered before the proper bodies and no service or procedures used by Purchaser breaches any Intellectual Property or any other right related therewith and there is no complaint resultant from a breach, misuse or misappropriation of any Intellectual Property. There is no restriction on the disclosure, use or transfer of such Intellectual Property (except for the standard provisions restricting the transfer of Intellectual Property of ownership of third parties pursuant to a license agreement). The conclusion of the transactions set forth in this Purchase and Sale Agreement shall not change, hinder or extinguish any Intellectual Property, nor the rights of Purchaser to use or enjoy it. Purchaser did not grant any similar license or right with respect to any of its Intellectual Properties. Purchaser did not breach is in breach with respect to any Intellectual

Property right of a third party, nor breached nor misappropriated of such rights nor, otherwise, are in conflict with any such rights.
4.22. Net Working Capital. The Net Working Capital of Purchaser on the date of the Financial Statements of Purchaser is the one set forth in Attachment 4.12(B).
4.23. Debt. Purchaser acknowledges all debts registered on the date of the Financial Statements of Purchaser.
4.24. Environmental Aspects:-
(a) Purchaser fully complies with the entire environmental Law, except for an eventual noncompliance that cannot give rise to a Relevant Adverse Effect to Purchaser.
(b) Except for the conduct agreement terms signed up to this date, Purchaser did not received any notice, service of process or any other kind of communication (written or oral), whether from any Governmental Authority, group of citizens, employees or other nature, pleading that the Company is not fully complying with the Environmental Laws.
4.25. Disclosure. There is no fact, act, circumstance or information or omission that may give rise to a Relevant Adverse Effect to Purchaser not disclosed to the Sellers , including, without limitation, related to its respective assets, liabilities, business, results or situation in which, if disclosed to the Sellers, could, relevantly, influence the decision of the Sellers to conclude the purchase and sale of shares object hereof under the terms agreed upon herein. None of the reports, documents, data, Financial Statements of Purchaser, certificates and other information supplied by or on behalf of Purchaser to the Sellers throughout the course of the respective Audit contained or contains any information of fact false, imprecise, incomplete or incorrect or omits any fact or information related to the Purchaser, that, if disclosed to the Sellers, could, relevantly, influence the decision of the Sellers to conclude the purchase and sale of shares object hereof, under the terms agreed upon herein.
CLAUSE V
CONDITIONS FOR THE CLOSURE
5.1. Conditions Precedent for the Closure Applicable to Purchaser. Without prejudice to any other provision set forth in this Purchase and Sale Agreement, Purchaser’s obligations to carry out each of its acts set forth in Clauses 2.1 to 2.4 above, are expressly subject to the compliance with each of the following conditions (conditions that may be waived, by Purchaser, at its sole option):-
(a) Obligations. The compliance, by Sellers up to the Date of the First Closure, with all obligations, covenants and agreements set forth in the Documents of the Operation;-
(b) Permits. All Governmental Permits and other Approvals (except for the Approval of CADE) demanded from the Sellers for the First Closure shall have been duly obtained and be in full force and effect; and-
(c) Incorporation of Shares. (i) previous to the Date of the First Closure, the shareholders of the Company shall have approved, in an extraordinary general meeting, the Incorporation of the Shares, and (ii) on the Date of the Final Closure of the Operation, the Company shall have taken all measures, complied with all acts, obtained all approvals and signed all documents for the conclusion successfully, of the Incorporation of the Shares.
5.2. Conditions Precedent for the Closure Applicable to the Sellers. Without prejudice to any other provision set forth in this Purchase and Sale Agreement, Sellers’ obligations to carry out each of its acts set forth in Clauses 2.1 to 2.4 above, are expressly subject to the compliance with each of the following conditions (conditions that may be waived, by Sellers):-

(a) Obligations. The compliance, by Purchaser up to the Date of the First Closure, with all obligations, covenants and agreements set forth in the Documents of the Operation;-
(b) Permits. All Governmental Permits and other Approvals (except for the Approval of CADE) demanded from Purchaser for the First Closure shall have been duly obtained and be in full force and effect; and-
(c) Incorporation of Shares. (i) previous to the Date of the First Closure, the shareholders of the Purchaser shall have approved, in an extraordinary general meeting, in a first or second call, the Incorporation of the Shares, and (ii) on the Date of the Final Closure of the Operation, Purchaser shall have taken all measures, complied with all acts, obtained all approvals and signed all documents for the conclusion successfully, of the Incorporation of the Shares, including those set forth in this Purchase and Sale Agreement.
CLAUSE VI
RESCISSION AND FINE
6.1. Rescission. This Purchase and Sale Agreement may be rescinded and the operations set forth herein may be terminated between as of this date and the Date of the First Closure:-
(a) by mutual agreement and in writing between Purchaser and the Sellers; or-
(b) if the First Closure does not take place up to December 30, 2007, exclusively by the Party complying with its obligations for the First Closure, under the terms hereof; or-
(c) (i) by Sellers, in the event of a failure by Purchaser to constitute the Bank Guarantee on behalf of the Sellers under the terms and within the period established in Clause 3.3 above; or (ii) by Purchaser, in the event of failure by Sellers to constitute on behalf of Purchaser the pledge of the Shares under the terms and within the period established in Clause 6.3 below.
6.2. Procedure and Effect of Rescission.
6.2.1. In the event of rescission of this Purchase and Sale Agreement and termination of the operations set forth therein, pursuant to any of the events set forth in Clause 6.1 above:-
(a) the Parties agree to keep in confidentiality any and all data, materials and other private information related to their respective business and obtained from other Parties under the terms of this Purchase and Sale Agreement and by force of the operations set forth herein, undertaking to destroy (and confirm such destruction in writing) all originals of documents, paperwork and other materials related to the operations set forth in this Purchase and Sale Agreement, whether the same were obtained previously or after the execution hereof, except for the information that the parties, in common agreement have agreed to include in fact relevant to be published as a result of this Purchase and Sale Agreement and the other Documents of the Operation;-
(b) all registries, applications and other requirements made under the terms of this Purchase and Sale Agreement shall, to the extent possible, be interrupted or cancelled; and-
(c) this Clause VI shall survive the rescission of this Purchase and Sale Agreement.
6.2.2. In the event of rescission of this Purchase and Sale Agreement and termination of the operations set forth herein, pursuant to the terms established in Clause 6.1(a), the Party deciding upon the rescission shall notify the other Party of its intent, and the Parties shall terminate this Purchase and Sale Agreement, without any burden, liabilities and/or obligations to any of the Parties.
6.2.3. In the event of rescission of this Purchase and Sale Agreement and termination of the operations set forth herein, pursuant to the terms established in Clause 6.1(b), the Party complying with its obligations, representations and warrants under the terms hereof shall notify the other Party, under the terms of clause 9.7 below, the rescission of this Purchase and Sale Agreement, and shall be owed by the defaulting Party to the Party complying with its obligations to the First Closure, under the terms hereof, a termination and non-compensatory fine in the amount of one hundred sixty million reais (R$ 160,000,000.00), within ten (10) Business Days as of the date of the receipt of the notice of rescission.
6.2.4. In the event of rescission of this Purchase and Sale Agreement and termination of the operations set forth herein, pursuant to the terms established in Clause 6.1(c), the Party complying with its obligation and constituted on the behalf of the other Party the respective guarantee up to the tenth (10th) Business Day as of the execution hereof, established in this Purchase and Sale Agreement, shall notify the other Party, under the terms of Clause 9.7 below, the rescission hereof, and it shall be owed by the defaulting Party to the Party complying with its obligation to constitute the guarantee, a termination and non-compensatory fine in the amount of one hundred sixty million reais (R$ 160,000,000.00), within ten (10) Business Days as of the date of the receipt of the notice of rescission.
6.3. As a guarantee of the payment by the Sellers to Purchaser of the termination and non-compensatory fine, under the terms of clause 6.2.3 above, the Sellers constitute, on this date, on behalf of Purchaser a pledge over seven million one hundred twenty seven thousand (7.127.000) shares issued by the Company, from which they are the owners and legal holders, representing approximately 11% of the total share capital of the Company, free and clear from any and all Encumbrances, under the terms of articles 1.431 and followings of the Brazilian Civil Code and article 39 of Law 6.404/76, being certain that it shall not be entitled to Purchaser any political and/or equity right with respect to the Shares pledged hereby.
6.3.1. The pledge over seven million one hundred twenty seven thousand (7.127.000) shares on behalf of Purchaser, under the terms of Clause 6.3 above, shall be duly registered by Sellers at the registry of shares of the Company before the registering institution of the Company, evidencing the pledge of such Shares on behalf of Purchaser, within ten (10) Business Days as of the execution of this Purchase and Sale Agreement.
6.3.2. Pursuant to the occurrence of the First Closure or the rescission of this Purchase and Sale Agreement by Sellers under the terms of Clause 6.1 above, the pledge over the seven million one hundred twenty seven thousand (7.127.000) shares on behalf of Purchaser shall be promptly cancelled, regardless of any manifestation by Purchaser, the Sellers being, expressly and duly, authorized to provide for the cancellation of the pledge at the registry of shares of the Company before the registering institution of the Company.
CLAUSE VII
VALIDITY AND INDEMNITY
7.1. Validity. For the purposes of this Clause VII, the representations and warrants under the terms of Clause IV above shall remain in force for a term of 18 months as of the execution of this Purchase and Sale Agreement, regardless of any investigation carried out by the Parties.
7.2. Indemnity owed to the Indemnifiable Party. Sellers shall indemnify, defend and hold harmless the Purchaser, the Company, their directors, officers, employees, attorneys in fact, Affiliated companies, representatives and respective successors and assignees (each of them hereinafter referred to as “Indemnifiable Parties”) free from any and all losses, damages, obligations, liabilities, contingencies (potential or consubstantiated in lawsuits or administrative or arbitration proceedings ), losses, liabilities, complaints, suits, processes, demands, investigations, charges, decisions (including judicial, administrative or arbitral), collections, fines, interests, penalties, costs and expenses (including, without limitation, attorney’s fees, costs and judicial deposits and disbursements) (jointly, “Indemnifiable Liabilities”, and severally, a “Indemnifiable Liability”) resultant from a breach, false or inexact representation or warrant provided by the Sellers under the Terms of Clause IV(A) above.
7.2.1. Sellers shall not be responsible for the indemnity of a Indemnifiable Liability to the extent in which the act or fact giving rise to the respective Indemnifiable Liability is disclosed in any Attachment hereto as an exception to a representation of warrant set forth in Clause IV(A) above.
7.3. Limits to Indemnity. The indemnity set forth in Clause 7.2 above shall only be owed if and when the total value of the Indemnifiable Liabilities incurred, jointly or severally, exceed fifty million reais (R$ 50,000,000.00).
7.3.1. Once reached the limit set forth in Clause 7.3 above and observed the maximum limit below, Sellers shall indemnify the Indemnifiable Parties by the value of Indemnifiable Liabilities exceeding the indemnity limit set forth in Clause 7.3 above, observing the proportionality of the shares acquired by Purchaser from Sellers under the terms of Clause 2.1 above. Thus, Sellers shall be liable for the payment to the respective Indemnifiable Party (including Purchaser) of 35.74% of the value of any Indemnifiable Liability exceeding the indemnity limit set forth in Clause 7.3 above, up to the maximum limit of sixty million reais (R$ 60,000,000.00). So that there are no doubts, the limit established above refers to the total value to be indemnified by the Sellers within the proportion established, and not to the total of Indemnifiable Liabilities incurred by the Indemnifiable Parties (that is, the limit of the indemnity value mentioned above shall be reached when the total of Indemnifiable Liabilities incurred by the Indemnifiable Parties exceed two hundred seventeen million eight hundred seventy nine thousand one hundred twenty seven reais (R$ 217,879,127.00)).
7.4. Other Measures. The right to indemnity set forth in Clause 7.2 above shall not hinder any Indemnifiable Party to obtain a provisional measure or other injunction or similar non-monetary remedy. The right to indemnity under the terms of Clause 7.2 above shall not be affected by any investigation carried out, or knowledge acquired at any time by the respective Indemnifiable Party, whether before or after this date, with respect to the exactness, truth, completeness of any representation or warrant.
7.5. Limit Term of the Presenting a Demand. Sellers shall only be liable for the indemnity of the Indemnifiable Liabilities resultant from Third Party Demands against any Indemnifiable Party, under the terms set forth in this Clause VII, notified to it within the term of eighteen (18) months as of the execution of this Purchase and Sale Agreement. After the term of eighteen (18) months as of the execution of this Purchase and Sale Agreement, the Sellers shall not be liable for the indemnity of any Indemnifiable Liability and the Indemnifiable Parties shall no longer have any right to indemnity by the Sellers under the terms of this Purchase and Sale Agreement (except for an eventual indemnity related to a Third Party Demand notified within such term of 18 months and not yet decided finally and without appeal).
7.6. Indemnifiable Liabilities Resultant from an Indemnifiable Event. If, at any time as of this date, a Indemnifiable Party becomes aware that any act, fact, omission or any event (current or contingent) subject to indemnity under the terms of this Clause VII and not resultant from a Third Party Demand (as, for example, an active termination) (“Indemnifiable Event”), such Indemnifiable Party shall comply with the following.
7.6.1. Notice of Indemnifiable Event. The Indemnifiable Party shall send to Sellers a written notice informing the existence of the Indemnifiable Event (“Notice of Indemnifiable Event”) within five (5) Business Days as of it became aware thereof. The Notice of Indemnifiable Event shall expose the Indemnifiable Event and the circumstances, events, facts, obligations, complaints, documents, information or matters that justify the Indemnifiable Event, the value of the Indemnifiable Liability or the method of calculation thereof, and shall further contain a reference to the provisions hereof as a result of which the right to indemnity exists or is pleaded. The failure to deliver prompt Notice of Indemnifiable Event shall not be considered as a waiver by the Indemnifiable Party to the right to plead for indemnity from Sellers with respect to the Indemnifiable Liability in question and to the obligation of Sellers to indemnify, except if the failure to notify results in a damage to the Sellers.
7.6.2. Payment of Indemnity Resultant from an Indemnifiable Event. Sellers shall perform the payment of the indemnity owed to the Indemnifiable Party resultant from an Indemnifiable Event under the terms of this Clause 7.6 within 72 hours as of the receipt of the respective Notice of Indemnifiable Event in this sense. Such payment shall be made net from any Taxes. In the event the Sellers disagree from the indemnity pleaded by means of the Notice of Indemnifiable Event and the Parties do not reach an agreement in this respect, the dispute between the Parties shall be settled under the terms of Clause 9.9.1 below.
7.7. Third Party Demands. Any and all demand, complaint, investigation, inquiry, lawsuit or administrative or arbitration proceeding of any nature, charge, notice, claim, judicial or extrajudicial notice existent on this date or that may be filed or initiated by a third party against any Indemnifiable Party that make or may make Sellers liable for the payment of indemnity under the terms of Clause 7.2 above (each one hereinafter referred to as a “Third Party Demand”), are subject to the terms and conditions set forth in this Clause 7.7.
7.7.1. Administration of third Party Demands. In the event of receipt of a service of process by an Indemnifiable Party regarding a Third Party Demand, the Indemnifiable Party shall notify the Sellers, under the terms of Clause 9.7 below, the receipt of such Third Party Demand within five (05) Business Days after its receipt, forwarding to Sellers any and all information that it is aware of with respect to the Third Party Demand. The failure to notify the Sellers of a Third Party Demand as set forth in this Clause 7.7.1 shall not be considered as a waiver by the Indemnifiable Party to the right to plead indemnity from Sellers with respect to the Indemnifiable Liability in question and to the obligation of Sellers to indemnify, except if the failure to notify results in damage to the Sellers. Once received by the Sellers the notice from the Purchaser in respect to the Third Party Demand, the Sellers shall have a term of ten (10) Business Days as of the receipt of the notice sent by the Indemnifiable Party questioning such act, generating factor or request giving rise to the respective Third Party Demand. In the event the Parties do not reach an agreement with respect to the consideration of the Third Party Demand for the purposes of indemnity by Sellers set forth in this Clause VII, or if the Sellers do not manifest regarding the Third

Party Demand notified by the Indemnifiable Party, the dispute between the Parties shall be settlement under the terms of Clause 9.9.1 below.
7.7.1.1. Purchaser shall, up to the fifteenth (15th) Business Day of the first month of each quarter, prepare and forward to the Sellers a complete report describing the process proceeding during the immediately previous quarter regarding any Third Party Demand. The administration and conduction of all third Party Demands shall be entitled to the respective Indemnifiable Party. In the event of controversy between the Sellers and the respective Indemnifiable Party with respect to the administration or conduction of a determined Third Party Demand, Sellers may, at their exclusive option, assume the administration and conduction of the applicable Third Party Demand, at its costs, surviving the obligation to indemnify the Sellers for the Indemnifiable Liability resultant from such Third Party Demand under the terms of this Clause VII.
7.7.2. Agreement Related to a Third Party Demand. The execution of any agreement, commitment or settlement with respect to a Third Party Demand filed against any Indemnifiable Party giving rise to the obligation to indemnify under the terms hereof shall be previously agreed by the Sellers and by the respective Indemnifiable Party, regardless of who is administrating such Third Party Demand.
7.7.3. Assistance by the Sellers. The Sellers shall provide or cause to be provided to the applicable Indemnifiable Party all assistance that may be requested with the purpose of avoiding, contesting, discussing, resisting, appealing, investigating, remedy or defending a Third Party Demand.
7.7.4. Payment of Indemnity for Indemnifiable Liabilities Resultant from Third Party Demands. Any payment of indemnity for Indemnifiable Liabilities resultant from a Third Party Demand shall be made by the Sellers, net from any Taxes, within 72 hours as of the notice by the respective Indemnifiable Party (i) final decision of the respective sentence, (ii) the issuance of final arbitral report, (iii) determination, by any Governmental Authority, performance of judicial deposit (or similar act in the administrative sphere) by the respective Indemnifiable Party, or (iv) the execution of any agreement, commitment or settlement (judicial or not) by the respective Indemnifiable Party. Equally, any and all costs, expenses or charges incurred by the Indemnifiable Party at the administration of a Third Party Demand (including, without limitation, attorney’s and other advisors’ fees) shall be paid or refunded by the Sellers to the proper Indemnifiable Party, within 72 hours as of the submission of the respective payment slip.
7.8. Monetary Correction of the Indemnity for Indemnifiable Liability. The value of any indemnity shall be corrected monetarily as of the date in which the respective indemnity is considered owed or refundable up to the date of the effective payment, pursuant to the variation of the IPCA, or other index that may replace it, throughout the period.
7.9 Fine. In the event of default by the Sellers in the payment of any indemnity owed under the terms of this Purchase and Sale Agreement, the Sellers shall pay additionally to the indemnity value duly corrected by the IPCA, a fine in the amount of 10% of the total value owed.
7.10. Specific Performance. The Parties acknowledge and agree that the indemnity owed under the terms of this Clause VII shall not be sufficient to the complete repair of the damages suffered as a result of noncompliance with the obligations hereof and any Party may, at any moment, require the specific performance of the obligations set forth in this Purchase and Sale Agreement under the terms of the applicable legislation.
7.11. Indemnity by Purchaser. Sellers acknowledge (i) the characteristic of Purchaser of open company, and (ii) the character simply informative of the representations and warrants provided by Purchaser in Clause IV above. Thus, the Sellers, herein and hereby, waive, irrevocably and unchangeably, to any indemnity (or right to indemnity) that may be pleaded by the Sellers or owed by the Purchaser related to, resultant from or arising from this Purchase and Sale Agreement (including, without limitation, with respect to what is set forth in the Brazilian Civil Code regarding indemnity for losses and damages, except in the case of damage attributed to Purchaser, in a final decision).
CLAUSE VIII
ADDITIONAL OBLIGATIONS
8.1. Consents. Cooperation. The Parties shall carry out or provide all registries and Governmental Permits and third party consents that may be needed to fulfill the operations set forth in the Documents of the Operation. In particular, the Parties shall take all steps and sign all documents needed or required to the conduction and conclusion of the Primary Public Offer, Tag-Along Public Offer and Incorporation of Shares.
8.2. Advertisement. Except for the joint disclosure by the Parties of relevant fact under the terms of Attachment 8.2 and the press release after the execution of this Purchase and Sale Agreement respectively, the Parties, their Affiliated companies and advisors shall not issue or permit any press release or other kinds of announcements with respect to the Documents of the Operation or to the operations considered therein, except pursuant to the previous consent of the other Parties.
8.3. Conduction of the Activities. Up to the Date of the Final Closure of the Operation, Purchaser shall conduct and Sellers shall cause the Company to conduct its activities in the Ordinary Course of Business, not adopting any practice not recurrent, not declaring, paying or distributing dividends or interests over proper capital, except the statement by Purchaser of dividends or interests over proper capital in the second semester of 2007, not executing loan agreements with any party, ensuring the preservation of the organization of its business, the availability of the services of their current administrators and employees in strategic functions, and the preservation of the good relationship with third parties with which the Company and Purchaser, as the case may be, maintain commercial relations.
8.4. Access to Information. Up to the Date of the final Closure of the Operation, the Company shall grant (and the Sellers shall cause the Company to grant) to Purchaser and to its respective representatives and advisors, access, during commercial hours and pursuant to previous notice of 24 hours, to the premises, books and records of the Company, providing the information and documents requested by Purchaser that are under its possession and related to it. Purchaser shall provide the same treatment to the Sellers.
8.5. Release of Sellers as Guarantors of the Company. Purchaser, herein and hereby, undertakes, irrevocably and unchangeably, as of the Date of the First Closure, to cause the Company to perform all measures and procedures required to the release of the Sellers as guarantors of obligations of the Company as soon as possible.

CLAUSE IX
MISCELLANEOUS
9.1. Milk Products Department. With the purpose of fully complying with what is set forth in the shareholders’ agreement of Batávia S.A. Indústria de Alimentos, executed on May 25, 2006, Purchaser shall, after the Final Closure of the Operation, begin and take all measures needed or required to the transfer (by means of spin-off, contribution, sale, assignment or otherwise), to Batávia S.A. Indústria de Alimentos or to other company Subsidiary or Affiliated to Batávia S.A. Indústria de Alimentos, all assets of the Company and its Subsidiaries related to the milk activity, which compete with the activity of Batávia S.A. Indústria de Alimentos. Sellers, herein and hereby, irrevocably and unchangeably manifest its knowledge and agreement with such transfer.
9.2. Sale Option. Sellers, herein and hereby, declare to be fully aware of and agree to the existence of the sale option of all shares held by the minority shareholders of Batávia S.A. Indústria de Alimentos, option to be exercised against Purchaser, by a price to be determined at that time by the applicable parties. The price of acquisition related to the sale option mentioned above shall be paid by Purchaser in cash or pursuant to the issuance of shares of the Purchaser for such minority shareholders of Batávia S.A. Indústria de Alimentos, at the option of the minority shareholders.
9.3. Irrevocably and Unchangeably. This Purchase and Sale Agreement is executed irrevocably and unchangeably, binding the Parties, their heirs and permitted successors at any title.
9.4. Assignment. None of the Parties may assign or transfer any right or obligation resultant from this Purchase and Sale Agreement without the previous consent from the other Parties.
9.5. Amendments; Waivers. The tolerance by any Party with respect to the strict noncompliance with these provisions shall not be interpreted as a waiver to the future compliance therewith and no waiver to the compliance with such provisions by the Party shall be considered valid unless in writing and signed by the Party. Any provision of this Purchase and Sale Agreement, even if applicable to only a few of the parties, shall only be amended in writing and pursuant to the execution by all signatories hereto. The rights and remedies set forth herein are cumulative and not excluding with respect to any other rights or remedies otherwise available to any of the Parties under the terms of the Law. The rights and remedies attributable to the Parties with respect to the breach of the obligations or agreements or the noncompliance with any condition shall not be in any way limited by the fact that the act, omission, occurrence or other situation in which is determined as the breach is based on may also be the object of other obligations or agreements with respect to which no breach took place.
9.6. Entire Agreement. This Purchase and Sale Agreement constituted the entire agreement of the Parties, replacing all previous agreements and understandings between the Parties, oral or written, with respect to the object of this Purchase and Sale Agreement.
9.7. Notices and Communications. All notices, demands, requests, consents, approvals, statements, deliveries or other communicates under the terms hereof shall be considered valid and effective when in writing and delivered in hands or sent by fax or similar method, express services or registered letter, with notice of receipt and pre-paid, to the addresses set forth below:-

(a) If to the Company:-
At.: Mr. Rami Goldfajn.
Av. Das Indústrias, 720, Porto Alegre, RS.
Fax: (+55 51) 3371-7393.
With copies to (which shall not constitute a notice, communication or warning):-
Barbosa, Mussnich & Aragão Advogados.
Av. Almirante Barroso 52, 32º andar, Rio de Janeiro, RJ.
At.: Dr. Luciano Puccini Medeiros / Dr. Alexandre Couto Silva.
Fax: (+55 21) 2262-5536.
(b) If to any Seller:-
Barbosa, Mussnich & Aragão Advogados.
Av. Almirante Barroso 52, 32º andar, Rio de Janeiro, RJ.
At.: Dr. Luciano Puccini Medeiros / Dr. Alexandre Couto Silva.
Fax: (+55 21) 2262-5536.
(c) If to Purchaser:-
At.: CEO.
Av. Escola Politécnica, 760, São Paulo, SP.
Fax: (+55 11) 3714-9393.
With copies to (which shall not constitute a notice, communication or warning):-
Machado, Meyer, Sendacz e Opice – Advogados.
At.: Dr. José Roberto Opice.
Fax: (+55 11) 3150-7071.
or to other addresses as may be provided as established in this item by any of the Parties of this Purchase and Sale Agreement.
9.8. Costs and Expenses. The Company and Purchaser shall bear with the respective costs and expenses related to the preparation, negotiation and execution of this Purchase and Sale Agreement and the other Documents of the Operation, including, without limitation, to the payment of fees and expenses related to the performance of Audit and expenses related to press advisory services. The Parties hereby agree that the costs and expenses set forth in Attachment 4.31(A) shall be of full and exclusive liability of the Company and shall be duly paid up to the date of the Date of the First Closure.
9.9. Applicable Law and Jurisdiction. This Purchase and Sale Agreement shall be governed and interpreted pursuant to the laws of the Federative Republic of Brazil.
9.9.1. The Parties agree that any controversies resultant from this Purchase and Sale Agreement that may not be settlement amicably by the Parties within a maximum term of thirty (30) days, shall be settled exclusively by arbitration, at the capital of the State of São Paulo, by the Brazil-Canada Chamber of Commerce (“Mediation and Arbitration Chamber”) and pursuant to its rules, this Clause serving as a binding clause for the purposes of what is set forth in paragraph 1 of article 4 of Law 9.307/96. The administration and correct development of the arbitral procedure, equally, shall be entitled to the Mediation and Arbitration Chamber.
9.9.2. For the purposes of arbitration, Purchaser shall nominate an arbitrator and Sellers, jointly and in common agreement, shall nominate the second arbitrator. The arbitrators nominated pursuant to the previous sentence shall nominate a third arbitrator. If any of the

Parties fail to nominate the respective arbitrator within ten (10) days as of the receipt of notice in this sense, shall entitle the President of the Mediation and Arbitration Chamber to nominate such arbitrator within ten (10) days. Equally, in the event the arbitrators indicated do not reach an agreement with respect to the nomination of the third arbitrator within ten (10) days as of the date of nomination of the second arbitrator, the President of the Mediation and Arbitration Chamber shall be entitled for such within ten (10) days as of the date in which is verified such controversy.
9.9.3. The arbitration initiated under the terms set forth above shall be considered and decided exclusively based on the laws of the Federative Republic of Brazil. The arbitration procedures shall be carried out in Portuguese in the city of São Paulo, State of São Paulo.
9.9.4. The expenses related to any controversy submitted to arbitration under the terms of this Clause shall be born by the party defeated in the arbitral procedure, including the attorney’s fees and costs reasonably incurred by the winning party.
9.9.5. The Parties acknowledge that any order, decision or arbitral determination shall be final and binding, the final report constituting an extrajudicial executive deed binding the Parties and their successors, which undertake to comply with what is determined in the arbitral sentence, regardless of judicial foreclosure.
9.9.6. Notwithstanding the provisions above, each Party holds the right to require judicial measures: (a) to obtain any urgency measures (provisional measures, injunctions, advance decisions, among others) that may be necessary or desirable previously to the filing of the arbitral procedure, and, such measure, shall not be interpreted as a waiver to the arbitral procedure by the Parties; and (b) to perform any arbitral decision, including the final report. Therefore, the Parties elect the venue of the district court of São Paulo, State of São Paulo as competent, waiving to any other, no matter how privileged.
9.10. Submission to CADE. The Parties agree that the Purchaser and the Company shall submit the operation considered herein to the approval of the Administrative Council for Economic Defense, of the Economic Law Department – SDE, and the Economic Follow-Up Secretariat – SEAE (jointly, “CADE”). The First Closure and/or the Closure shall not be delayed by the absence of such approval. The submission of the operation to CADE shall take place within fifteen (15) Business Days as of the date of execution of this Purchase and Sale Agreement. If such approval is not granted or if obtained with restriction, the Parties shall decide in common agreement on how to comply with CADE’s decision. The expenses born with the submission of the operation to CADE shall be born by Purchaser.
In witness whereof, the parties sign this Purchase and Sale Agreement in 06 counterparts (being only 02 counterparts of the Attachments), all with the same tenor and form, before the two undersigned witnesses.
Porto Alegre, October 30, 2007.
PERDIGÃO S.A.
Signed: [illegible signature].
Name: [in blank].
Title: [in blank].

Signed: [illegible signature].
Name: [in blank].
Title: [in blank].
SHAN BAN CHUN.
Signed: /s/ Shan Ban Chun.
NATALI SHI WAI SHAN.
Signed: /s/ Natali Shi Wai Shan.
LEONARDO SHI LUNG SHAN.
Signed: /s/ Leonardo Shi Lung Shan.
WARREN SHI HOW SHAN.
Signed: /s/ Warren Shi How Shan.
ELEVA ALIMENTOS S.A.
Signed: [illegible signature].
Name: [in blank].
Title: [in blank].
Signed: [illegible signature].
Name: [in blank].
Title: [in blank].
Witnesses:
1.
Signed: [illegible signature].
Name: Edina Navarini.
ID: 1037635008.
2.
Signed: [illegible signature].
Name: Sandra Maria [illegible].
ID: 8034297419.